HVIDE MARINE INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Employment Agreement dated as of April 18, 2000, is by and between Hvide Marine Incorporated (the "Company") and Gerhard Kurz (the "Executive").

         In consideration of the mutual covenants and the mutual benefits provided in this Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

         1.0.     Representations and Warranties.

                  1.1. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive's acceptance of employment or the performance of all duties and services hereunder to the fullest extent of Executive's ability and knowledge. Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such undisclosed covenants, obligations or commitments.

         2.0.     Term of Employment.

                  2.1. The Company will employ Executive commencing on the date of Board approval, April 18, 2000 ("Effective Date") through December 31, 2002 (the "Employment Period"), unless Executive's employment is terminated prior the end of the Employment Period in accordance with the terms of this Agreement, and Executive accepts employment with the Company on the terms and conditions contained in this Agreement.

         3.0      Duties and Functions.

                  3.1. Executive shall be employed as the Chief Executive Officer of the Company and shall oversee, direct and manage all operations of the Company. Executive shall report directly to the Board. Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Executive Officer, and as set forth in the By-laws of the Company which may also encompass different or additional duties as may, from time to time, be assigned by the Board, and the duties and responsibilities undertaken by Executive may be altered or modified from time to time by the Board. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes which may be adopted at any time by the Company.

                  3.2. During the Employment Period, Executive will devote his full time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties in any way. Executive may engage in non-competitive charitable activities and serve on professional and civic boards for reasonable periods of time each month so long as such activities, in the sole discretion of the Board, do not interfere with Executive's responsibilities under this Agreement.

         4.0      Compensation.

                  4.1. Base Salary. As compensation for his services under this Agreement, during Executive's employment as Chief Executive Officer, the Company agrees to pay Executive a base salary at the rate of Three Hundred and Fifty Thousand Dollars (US$350,000.00) per annum, payable in accordance with the Company's normal payroll schedule, or on such other periodic basis as may be mutually agreed upon. Such salary shall be subject to annual review by the Board for possible upward adjustment based on Company policy and contributions made by Executive to the enterprise. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  4.2. Bonus. Executive shall be eligible to receive an annual cash bonus award with a target bonus of one hundred percent (100%) of Executive's then current base salary. The minimum guaranteed bonus for calendar year 2000 is One Hundred and Seventy Five Thousand Dollars (US$175,000). The amount of the annual bonus, over the minimum guaranteed bonus for calendar year 2000, and for 2001 and 2002 will be based upon the Company's achievement of performance targets to be agreed upon annually between the Company and Executive. For calendar year 2000, the performance targets will be agreed prior to the Company's year 2000 annual shareholders meeting. Annual bonuses will be paid to Executive upon completion of the Company's annual audit.

                   4.3. Stock Options. Executive shall be entitled to participate in the Company's stock option plan, as may be amended from time to time. All stock options granted to Executive shall be governed by the terms and conditions of the Company's stock option plan.

                  (a) Initial Stock Options. Executive will be granted options to purchase 75,000 shares of the Company's common stock on the Effective Date. The initial options will have an exercise price equal to the fair market value of the common stock on the Effective Date and will vest on the Effective Date.

                  (b) Additional Stock Options. Subject to the approval of the Company's shareholders, Executive will be granted options to purchase an additional 225,000 shares of the Company's common stock, of which 112,500 will vest on January 1, 2001, and the remaining 112,500 will vest on December 31, 2002, provided that in each case Executive is employed by the Company on the vesting date. The options will be granted on, and will have an exercise price equal to the fair market value of the common stock on, the date of shareholder approval.

                  4.4. Business Expenses. In addition to the compensation provided for above, the Company agrees to pay or to reimburse Executive during his employment for all reasonable, ordinary and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services under this Agreement in accordance with Company policy in effect from time to time. Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

                  4.5. Relocation Expenses. In addition to the compensation provided for above, the Company agrees to pay or reimburse Executive for his reasonable temporary living expenses for six (6) months in the Fort Lauderdale, Florida area pending Executive's permanent relocation. If Executive's relocation is not completed within six (6) months from the date of this Agreement, the Board will consider, at its sole discretion, an extension of the temporary living expenses for an additional period of time. The Company will also reimburse Executive for his actual moving expenses to the Fort Lauderdale, Florida area in accordance with standard Company policy.

                  4.6. Fringe Benefits. In addition to the compensation provided for above, Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company in its sole discretion.


         5.0.     Confidential Information.

                  5.1. Executive acknowledges and agrees that due to the nature of his employment with the Company, and the position of trust that he will hold, he will have special access to, learn, be provided with, and in some cases, will prepare and create for the Company, trade secrets, know-how and other confidential and proprietary information relating to the business and operations of the Company and the Company's customers and contractors, including, but not limited to, (a) information relating to the Company's technology and research and development activities; (b) the identity of the suppliers and contractors of the Company and the terms of the relationships with such suppliers and contractors,  including  price  information;  (c) the identity of customers  and customer contacts and terms of the relationships with the customers and potential customers of the Company; (d) the procedures, methods, standards, specifications, concepts, policies, tools, and techniques of or relating to the operation of the Company; (e) manuals, including without limitations, design, training, strategy, and policy and procedures manuals; (f) business opportunities, business plans, marketing information and business strategies; and (g) earnings and other financial data of the Company (collectively referred to as "Confidential Information").

                  5.2. Executive acknowledges and agrees that such Confidential Information is the exclusive property of the Company, that it has been and will continue to be of central importance to the business of the Company, and that the disclosure of it to, or use by, others will cause the Company substantial and irreparable harm. Accordingly, Executive shall not, either during his employment or at any time after the termination of his employment with the Company for any reason, use, reproduce or disclose any such Confidential Information, except as may be necessary in discharging his assigned duties as an employee of the Company. In addition, Executive agrees to hold Confidential Information in strict confidence and to use all reasonable precautions to assure that it is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after Executive's employment with the Company.

         6.0.     Restrictions on Unfair Competition.

                  6.1. In addition to other business activities, the Company is engaged in the business of marine transportation, of oil and chemicals and harbor towing in the United States, and vessel support operations for the off-shore energy business in the United States and throughout the world. Among other duties, Executive shall be responsible for developing business opportunities and developing, maintaining, and enhancing the Company's good-will and business relationships with customers, all for the benefit of the Company; and Executive acknowledges that due to the nature of his employment, he will have special access to, contact with confidential, proprietary and trade secret information relating to the Company's business operations and that of the Company's customers and prospective customers. Executive also acknowledges that the Company has incurred considerable expense and will invest considerable time and resources in developing and maintaining its confidential, proprietary and trade secret information and its relationships with customers, and that such information and relationships are critical to the success of the Company's business. In addition, any attempt on the part of Executive to induce others to leave the Company's employ, or any efforts by Executive to interfere with the Company's relationships with other employees, also would be harmful and damaging to the Company's business.

                  6.2. Accordingly, Executive agrees that, while he is in the employ of the Company, and for a two (2) year period after the termination of his employment for any reason, he shall not, either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

                           (a) engage as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), in any business that is competitive with the business of the Company in any geographic market that the Company is conducting business or is attempting to conduct business; or

                           (b) solicit,  encourage or induce any employee of the
                  Company to terminate his/her employment with the Company, or otherwise interfere with or disrupt the Company's relationships with its employees; or

                           (c) solicit, encourage, or induce any customer or contractor of the Company, or any prospective customer or contractor being actively pursued by the Company, to purchase from, or otherwise contract with, another person or entity for the types of products or services that are offered by the Company, or otherwise solicit, encourage, or induce any such customer or contractor to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company.

                  6.3. The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the Company's legitimate interests.

                  6.4. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

                  6.5. The restrictions contained in this Section are necessary for the protection of the confidential, proprietary and/or trade secret information and goodwill of the Company and are considered by Executive to be reasonable for such purposes. Executive agrees that any material breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.0.     Company Property.

                  7.1. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Executive's possession by, through or in the course of his employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company, and immediately upon the termination of Executive's employment, Executive shall return to the Company all such property of the Company. Executive acknowledges and agrees that the Company may withhold any sums otherwise due to Executive upon termination until Executive has satisfied all of his obligations under this Section.

         8.0.     Termination of Employment.

                  8.1. If the Company terminates the employment relationship "for cause," or if Executive resigns without "good reason," the Company shall pay Executive's salary through the date of termination, and Executive shall not be entitled to any further compensation, remuneration or benefits from the Company whatsoever. The Company may immediately terminate the employment relationship "for cause" without providing any advance written notice or pay in lieu of notice.

                  8.2. If Executive resigns for "good reason," the Company will provide severance in the amount calculated in accordance with Section 9.2. of this Agreement.

                  8.3. As used in this Agreement, "cause" for termination means the occurrence of any one or more of the following: (a) conviction of a felony, plea of guilty or nolo contendre to any felony charge; (b) evidence of criminal acts involving moral turpitude; (c) embezzlement, fraud, theft, misappropriation, falsification of records, dishonesty; (d) breach of fiduciary duty, insubordination, incompetence; (e) violation of any material Company rule, regulation or policy; (f) acts materially adverse to the Company; (g) failure to satisfactorily perform assigned duties; (h) repeatedly being under the influence of alcohol or drugs (other than prescription medications or other legal medically-related substances to the extent they are taken in accordance with a physician's directions); (i) engaging in grossly inappropriate conduct during the performance of his duties under this Agreement such as engaging in behavior that could constitute grounds for Company liability for discrimination or harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable federal state or local employment law); or
(j) violation any of the covenants set forth in this Agreement. Notwithstanding the foregoing, if the Company intends to terminate Executive's employment for violation of a material Company rule, regulation or policy, or for failure to satisfactorily perform his assigned duties, the Company will provide Executive with written notice setting forth the exact nature of the violation(s) and/or deficiencies and the conduct required to cure the violation(s) and/or deficiencies to the extent they are of they type that are curable. Executive will have thirty (30) days from the date of such notice within which to cure any such violation(s) and/or deficiencies.

                  8.4. As used in this Agreement, "good reason" for Executive to resign means, without Executive's express written consent, the occurrence of any one or more of the following: (a) a material reduction or alteration in the nature, scope or status of Executive's authorities, duties or responsibilities;
(b) a material reduction by the Company of Executive's compensation; and (c) the Company's failure to pay any part of Executive's compensation within four (4) weeks after such compensation was due. At least sixty (60) days prior to the effective date of his resignation, Executive shall provide the Company with written notice stating the reasons for his resignation, and Executive's resignation shall be deemed for "good reason" only if the Company fails to satisfactorily address and rectify the matter(s) within thirty (30) days after receiving such written notice from Executive.

                  8.5. In the event Executive becomes permanently disabled during employment with the Company, the Company may terminate Executive's employment by giving thirty (30) days notice to Executive of its intent to terminate, and unless Executive resumes performance of the duties set forth in
Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, Executive's employment shall terminate at the end of the thirty (30) day period. In the event that Executive's employment is terminated as provided for in this Section 8.5., Executive will be entitled to receive compensation totaling one (1) year of Executive's then current base pay; provided, however, that such compensation shall be reduced by the amount of any short or long term disability payments received by Executive pursuant to any Company disability plan. "Permanently disabled" for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform Executive's duties for ninety (90) days during any one employment year irrespective of whether such days are consecutive.

                  8.6. Executive's employment will terminate immediately upon Executive's death and the Company shall not have any further liability or obligation to the Executive, his executors, heirs, assigns or any other person claiming under or through his estate, except that Executive's estate shall receive any accrued but unpaid salary or bonuses.

         9.0.     Severance.

                  9.1. Executive will be entitled to the severance payments described in this Section upon the termination of his employment pursuant to this Agreement: (a) by the Company under circumstances that constitute a termination "without cause" or (b) by Executive under circumstances that constitute termination for "good reason," both as defined in Section 8 of this Agreement. However, any such severance payments will cease and Executive will be obligated to return the value of any severance payments previously received if Executive breaches any duty or obligation under Sections 5, 6, 7 or 12 this Agreement.

                  9.2 In general, if Executive's employment is terminated "without cause" or for "good reason," Executive will receive an amount equal to the sum of (i) the remainder of Executive's base salary for the term of this Agreement and (ii) the maximum bonus to which he would have been entitled, such amount to be paid in equal monthly amounts over the remaining term of the Agreement or, at the election of Company, in a lump sum. In the event of Executive's death, any remaining payments shall be paid to Executive's estate in a single lump sum amount.

                  9.3. If Executive's employment is terminated in the circumstances described in Section 9.2. of this Agreement and if such termination occurs following a "Change In Control" as defined in Section 10 of this Agreement, Executive will receive, instead of the amounts specified in
Section 9.2. of this Agreement, an amount equal to 2.00 times Executive's base salary then in effect plus 2.00 times Executive's maximum bonus if the closing occurs prior to December 31, 2001, to be paid in twenty-four (24) equal monthly installments or, at the election of the Company, in a lump sum. If the closing occurs after December 31, 2001, Executive will receive, instead of the amounts specified in Section 9.2. of this Agreement., an amount equal to 1.00 times Executive's base salary then in effect plus 1.00 times Executive's maximum bonus to be paid in twelve (12) equal monthly installments or, at the Company's election, in a lump sum. In the event of Executive's death, any remaining payments shall be paid to Executive's estate or personal administrator in a single lump sum amount.

         10.0.    "Change In Control."

                  10.1. For purposes of this Agreement, a "Change In Control" shall occur in any of the following circumstances:

                  (a) Fifty-one percent (51%) or more of the outstanding voting stock of the Company as of the date of this Agreement is acquired or beneficially acquired (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person or entity other than any current Company shareholder or any person who obtains such Company shares through the estate or personal administrator of any current Company shareholder, in a transaction other than a public offering of the voting stock of the Company or a new equity offering in exchange for stock of the Company;

                  (b) The Company is merged or consolidated with or into another corporation and the current Company shareholders or any person who obtains Company shares through the estate or personal administrator of any current Company shareholder, in the aggregate hold less than fifty percent (50%) of the voting stock of the surviving entity or its parent corporation immediately after the merger or consolidation; or

                  (c) All or substantially all of the assets of the Company are sold or otherwise transferred to any person or entity other than any current Company shareholder or any person who obtains Company shares through the estate or personal administrator of any current Company shareholder (in one transaction or a series of transactions). Notwithstanding the foregoing, a "Change In Control" shall not be deemed to have occurred if the Company declares bankruptcy, is placed in receivership, or if any local, state or federal regulator assumes control of the Company.

         11.0.    Survival of Executive's Obligations.

                  11.1. Executive's obligations under Sections 5, 6, 7, 12, 14 and 19 of this Agreement shall continue and survive the termination of Executive's employment or the termination or non-renewal of this Agreement for any reason. Executive's obligations under Sections 5, 6, 7, 12, 14 and 19 of this Agreement also shall survive any breach of this Agreement or any other obligation by the Company, and the Company's breach shall not in any way alter or relieve Executive's obligations.

12.0.    Publicity.

                  12.1. Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

         13.0.    Arbitration.

                  13.1. In order to efficiently and justly resolve any employment related disputes that may arise between them, the parties agree that any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, including any statutory or common law claims under federal, state, or local law, shall be resolved by arbitration in accordance with the "Agreement to Arbitrate All Employment Disputes" that is attached to this Agreement as Appendix 1, and which is incorporated by reference in this Agreement. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, intellectual property, and customer relationships belonging to the Company to which Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this Section shall preclude the Company from going to court to seek injunctive relief to prevent Executive from violating the obligations established in Sections 5 and 6 of this Agreement.

         14.0.    Indemnification.

                  14.1. The Company shall indemnify and hold Executive harmless for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and under the rules and policies of the Company, except that Executive must have in good faith believed that such action was in the best interest of the Company and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, or breach of a fiduciary duty.

         15.0.    Binding Agreement.

                  15.1. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Executive are personal and may not be assigned by him.

         16.0.    Entire Agreement.

                  16.1. This Agreement contains the entire understanding of Executive and the Company with respect to employment of Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into it.

         17.0.    Severability.

                  17.1. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         18.0.    Governing Law and Submission to Jurisdiction.

                  18.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Executive expressly consents to the jurisdiction of the Florida State and federal courts and acknowledges that venue is proper in any judicial district within the State of Florida. For the purposes of expediting the resolution of any claim or dispute, the parties waive a trial by jury.

         19.0.    Notices.

                  19.1. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the third
(3rd) business day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

         20.0.    Miscellaneous.

                  20.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  20.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  20.3. The Company and Executive participated jointly in the negotiation and preparation of this Agreement, and each has had the opportunity to obtain the advice of legal counsel of its/his own choosing and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against either the Company or Executive or in favor of either of them. This Agreement shall be construed as if the Company and Executive jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any either of them or in favor of either of them.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered, by its authorized officers or individually, as of the 18th day of April, 2000.

                                  Hvide Marine Incorporated



                                  By:      James J. Gaffney
                                           Chairman of the Board



                                  Gerhard Kurz

                                                                    APPENDIX 1


                               HVIDE MARINE, INC.

                   AGREEMENT TO ARBITRATE EMPLOYMENT DISPUTES


         This Agreement To Arbitrate Employment Disputes (the "Agreement") is a mutual voluntary agreement to resolve all employment disputes by arbitration between me and Hvide Marine, Inc. (the "Company"). I am entering into this Agreement in order to efficiently and justly settle any disputes that may arise or exist between myself and the Company.

         In consideration of my beginning or continuing employment with the Company, and the wages and benefits paid or to be paid to me by the Company, I agree that all matters directly or indirectly related to my recruitment, employment or termination of employment by the Company shall be resolved by impartial binding arbitration. By starting or continuing to work for the Company, I agree that any controversy or claim involving a legally protected right which arises out of my employment with the Company or the termination of my employment with the Company will be settled by binding arbitration, and that this is the exclusive, final, and binding forum for resolution of such claims. This includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans With Disabilities Act, the Family and Medical Leave Act, any wage payment or collection law, or any other federal, state, or local law, regulation, or ordinance regarding employment. It also includes, but is not limited to, all claims for breach of contract or wrongful discharge, breach of express or implied promises or covenants of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, or any loss, expense, or claim whatever resulting from or related to my employment with the Company.

         I understand and acknowledge that this Agreement to arbitrate such claims means that I cannot pursue an action against the Company in a court of law regarding any employment dispute, except for claims involving workers' compensation benefits or unemployment benefits. I also agree that the obligation to arbitrate any dispute is fully enforceable under the Federal Arbitration Act, and that judgment upon the arbitration award rendered by the arbitrator(s) may be entered in any court having jurisdiction over such claims. I further understand that this Agreement does not alter any of the substantive rights I may have under law, including any statutory right to file a charge with an administrative agency for investigative purposes or other action by that agency. This Agreement simply transfers final resolution of my right to seek relief from either a judge or a jury to a speedy and impartial arbitrator for the mutual benefit of both parties. Notwithstanding the foregoing, this Agreement shall not preclude the Company from seeking and being awarded injunctive relief by a court in order to protect the Company's rights under Sections 5 through 8 of the Employment Agreement between me and the Company which is attached to this Agreement and incorporated by reference herein.

         I understand and agree that all arbitration requests must be filed within six (6) months from the event(s) giving rise to the claim or dispute or within the time allowed by statute for filing an initial claim, where statutory rights are involved. Claims which are not timely filed will be deemed waived.

         The  arbitration  will be  conducted  in  accordance  with the American
Arbitration Association National Rules for the Resolution of Employment Disputes, effective June 1, 1997, and any amendments or revisions thereto ("AAA Rules"). A copy of the AAA Rules may be obtained from the Human Resources Department. The dispute shall be heard and determined by one arbitrator. The arbitrator may grant any remedy or relief that would have been available to the parties had the matter been heard in court. Unless otherwise mutually agreed upon, the arbitration shall be heard within 25 miles of my current or most recent place of employment with the Company.

         If I wish to pursue a claim under the arbitration procedure, I must first file a demand for arbitration with the American Arbitration Association in accordance with AAA Rules, including with the demand the applicable filing fee. In addition, I must submit a copy of the demand to the President of the Company. the Company will pay any other filing or other administrative fees required by AAA for the cost of providing administrative services. All expenses of the arbitration, including required travel and other expenses of the arbitrator, shall be borne equally by the parties, as provided by the AAA Rules.

         I recognize that nothing in this Agreement constitutes an express or implied contract of employment for any definite period of time or for the warranty of any benefits, and that this Agreement does not alter the at-will relationship of my employment. This Agreement supersedes any prior oral or written agreements or understandings, and cannot be modified except in writing, signed by me and the President of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement having been negotiated, prepared and executed in accordance with the laws of the State of Florida, this Agreement, including its interpretation, application and enforcement, and all causes and controversies arising hereunder, shall be determined in accordance with, and shall be governed, by the laws of the State of Florida without giving effect to the conflicts of laws principles thereof. If any terms of this Agreement are found by a court of competent jurisdiction to be null, void, or inoperative for any reason, the remaining provisions will remain in full force and effect.

YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS FORM WITH YOU. HOWEVER, YOU CANNOT BEGIN OR CONTINUE EMPLOYMENT UNTIL THIS FORM IS SIGNED AND RETURNED BY YOU.



Gerhard Kurz                                                           Date